UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  November 19, 2008 (November 13, 2008)

SENECA GAMING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Not Applicable	333-117633	54-2122988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Fourth Street
Niagara Falls, NY (Seneca Nation Territory)		14303
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 299-1100

Not Applicable

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.        Departure of Named Executive Officer.

The Corporation previously informed Barry Brandon, Senior Vice President and General Counsel of the Corporation, that it was unlikely the Corporation would renew his employment agreement with the Corporation. Mr. Brandon has determined to pursue other career opportunities. Effective November 13, 2008, Mr. Brandon is no longer employed by the Corporation. The change in Mr. Brandon’s status was made pursuant to Section 5(d) of the employment agreement. Subject to the terms and conditions of Mr. Brandon’s employment agreement, Mr. Brandon will be entitled to the severance payments and other benefits set forth in his employment agreement. Reference is made to Mr. Brandon’s employment agreement, as amended by amendment no. 1 to employment agreement and amendment no. 2 to employment agreement, included as exhibit 10.9 to the Corporation’s registration statement no. 333-117633 filed with the SEC on July 23, 2004,  exhibit 10.20 to the Corporation’s registration statement no. 333-128443 filed with the SEC on November 30, 2005 and exhibit 10.1 to the Corporation’s current report on form 8-K filed with the SEC on September 20, 2006, respectively.

Effective November 13, 2008, Rajat Shah was appointed as General Counsel of the Corporation. Mr. Shah continues to serve as Senior Vice President of Corporate Development of the Corporation.

Item 8.01.        Other Events.

Citizens Against Casino Gambling  in Erie County v. Hogen (WDNY)

On November 4, 2008, the Seneca Nation of Indians filed a motion for leave to file an amicus brief in response to the plaintiffs’ motion to enforce and motion to hold NIGC Chairman Hogen in contempt for failing to close the Buffalo Creek casino.  The United States also filed a response on that day.  On November 14, 2008, the plaintiffs’ filed a reply brief requesting additional time to respond to the Nation’s amicus brief if the court granted the Nation’s motion allowing it to submit an amicus brief.  On November 17, 2008, the court granted the Nation’s motion to file the amicus brief and to be heard at argument.  The court further ordered that the Nation formally file its amicus brief by November 20, 2008, and set a December 2, 2008 deadline for filing responses to the Nation’s brief.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SENECA GAMING CORPORATION
(Registrant)

Date: November 19, 2008		/s/ DAVID SHERIDAN
	Name:	David Sheridan
	Title:	Chief Financial Officer